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                      February 1, 2023

       Kersten Zupfer
       Executive Vice President and Chief Financial Officer
       Regis Corporation
       3701 Wayzata Boulevard
       Minneapolis, MN 55416

                                                        Re: Regis Corporation
                                                            Form 10-K for
Fiscal Year Ended June 30, 2022
                                                            Filed August 23,
2022
                                                            File No. 001-12725

       Dear Kersten Zupfer:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services